GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.


                                                             May 28, 1996



Willa Perlman
68 Mercer Avenue
Hartsdale, New York   10530

Dear Ms. Perlman:

                  This letter agreement ("Agreement") sets forth our mutual understanding of the terms of your employment with Golden Books Family Entertainment, Inc. (the "Company") effective as of May 28, 1996 (the "Effective Date").

                  1. Title; Scope of Duties. President and Publisher of the Juvenile Book Division of the Company based in New York, New York, with executive responsibility for all juvenile publishing operations. You shall report directly to Richard E. Snyder and, if he is no longer employed with the Company, to the person then employed as Chief Executive Officer of the Company, or the person performing similar functions. The Sales and Marketing components of the Juvenile Book Division shall report to you, provided, that nothing shall limit other divisions of the Company from utilizing personnel who otherwise would report to you or your direct subordinates in connection with the marketing of books in connection with the sales of other products of the Company to the same customer.

                  2. Term. This Agreement will be effective on the Effective Date and shall run for a three-year term from such Effective Date, unless terminated earlier in accordance with Section 6 below.

                  3. Compensation. You shall receive an annual base salary ("Salary") of $300,000 for the first year of the term. The Salary will be reviewed as of the end of each year of the term by the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board"), and may be increased (but not decreased) in the discretion of the Compensation Committee. The Salary will be payable in accordance with the Company's customary payroll policies. In addition to the Salary, you will be entitled to participate in the Company's Executive Officer Bonus Plan and all other compensation, incentive or bonus plans established for senior executives of the Company, and you shall be eligible for any and all bonuses in accordance with the provisions of such plan or plans; provided, that you may not participate in stock option plans (other than as provided under "Stock Options" below) or other equity-based plans which are not generally available to other executives at your level who also have stock options, unless the Compensation Committee otherwise determines. It is acknowledged and agreed that your target bonus under the Company's Executive Officer Bonus Plan will be 100% of your Salary, and the maximum bonus will be 200% of your Salary, at the





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Company's discretion, if you and the Company exceed such criteria established by the Compensation Committee, provided that in respect of the fiscal years ending January 31, 1996, 1997 and 1998, your bonus shall be not less than $287,700.00, $300,000.00 and $112,300.00, respectively (each, a
"Guaranteed Bonus"). Such bonuses shall be payable when bonuses for the relevant fiscal year are generally paid to the relevant employees, or 120 days after the end of such fiscal year, whichever is earlier.

                  Stock Options. You will be granted as of the Effective Date a stock option (the "Option") to purchase 75,000 shares of the Company's common stock ("Stock"). The exercise price with respect to each share of Stock subject to the Option will be the average between the high bid price and low ask price of the Stock on the NASDAQ market on May 28, 1996. The Option will become exercisable as to one-third of the shares of Stock subject thereto on the first anniversary of the date of grant, as to an additional one-third of such shares on the second anniversary of the date of grant and as to an additional one-third of such shares on the third anniversary of the date of grant; provided that the Option will become exercisable as to all of the shares of Stock subject thereto upon a "Change of Control" of the Company, as defined in the Employment Agreement between the Company and Richard E. Snyder dated as of May 8, 1996. The Option will have a term of seven years (the "Option Term"). Upon the termination of your employment:

                  (i) by reason of death, of your estate may exercise the Option (to the extent exercisable at the time of death) until the earliest of one year following your death or the end of the Option Term, following which time the Option shall terminate and be no longer exercisable;

                  (ii) by the Company for "cause" or by you voluntarily without "good reason" (as each term is defined in Section 6 below), the Option shall terminate and no longer be exercisable on the date you are advised by the Board that you are being terminated for cause, or the effective date of your voluntary termination without good reason, as applicable; or

                  (iii) by the Company without cause or by you with good reason, you may exercise the Option with respect to all of the shares of Stock subject thereto (whether or not otherwise then exercisable) until the earliest of 90 days following your termination or the end of the Option Term, following which time the Option shall terminate and be no longer exercisable.

                  Other than as stated above, the Option will be governed by the terms and conditions of the Company's Stock Option Plan and the standard Stock Option Agreement thereunder to be executed by you and the Company.

                  You will be entitled to participate in other equity plans offered to senior executives of the Company on a level commensurate with your position.

                  4. Benefits. You will be entitled to participate in all of the current and future benefit plans made available to senior executives of the Company in accordance with Company


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policies. The Company shall pay you an annual car and parking allowance of
$20,000.00 per year, such amount to be paid with your Salary. Furthermore, the Company will provide you with first-class commercial air transportation in connection with travel on the Company's behalf.

                  5. Termination of Employment. Your employment may be terminated by the Company upon at least 30 days' advance notice to you. In the event the Company terminates your employment for any reason other than "cause," or you terminate your employment for "good reason" (as each such term is defined in Section 6 below), you will (A) continue to receive your then current Salary for the balance of the three-year term of this Agreement (the "Continuation Period") and (B) receive a payment, no later than 30 days following termination, equal to any Guaranteed Bonuses not paid as of the date of termination. Further, during the Continuation Period the Company shall continue to provide you with medical and life insurance benefits at the level such benefits were at on the date of your termination, subject to your making any required contributions to the cost thereof at a rate no less favorable than that applicable to active employees of the Company. If within the Continuation Period you obtain other employment, (i) the Company's obligation to pay your Salary will be reduced by 100% of the new compensation earned over the balance of that period, and (ii) the Company's obligation to provide you with medical and life insurance benefits shall be suspended during the period that you are eligible to obtain such benefits from your new employer. However, you shall not be required to mitigate the Company's damages. You agree to promptly report to the Company any such other employment and the compensation earned by you thereunder during the Continuation Period. In the event of your death, the Company shall continue to pay your estate your Salary at the time of death, through the anniversary of the Effective Date next following the date of your death. In the event (i) of your death, (ii) the Company terminates your employment for cause or (iii) you terminate your employment without good reason, the term of this Agreement shall end on the date of your death, or the effective date of your other termination of employment and, other than as described in Section 3 above (as to stock options), Section 4 above or in the immediately preceding sentence (in the case of your death), the Company shall not have any further obligation to you under this Agreement.

                  6. Definitions. "Cause" means (i) your willful failure to substantially perform your duties, (ii) insubordination, or willful failure to execute Company plans and/or strategies, (iii) acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company, (iv) conviction of, or pleading guilty or no contest to, a felony,
(v) the representation in Section 9(e) being untrue, or (vi) a disability that prohibits you from substantially meeting your responsibilities as an executive officer of the Company for 150 out of 180 consecutive days, or longer, all as determined by the Board in its reasonable judgment; provided that, in the case of clause (i) and (ii) hereof, you shall be entitled to written notice from the Company and 30 days to cure such deficiency.

                  "Good reason" means, without your consent, (i) a change in your location of employment beyond a 50 mile radius from New York, New York,
(ii) a material and adverse change in the nature and scope of authority and duties from those exercised or performed by you in accordance with the terms of this Agreement, or (iii) a reduction in your Salary and/or benefits unless such reduction is applicable to all executive officers of the Company (other than


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reductions in your Salary, Guaranteed Bonus or car and parking allowance pursuant to Section 4 hereof) or (iv) a material change in the reporting structure set forth in Section 1 above; provided that you will be deemed to have consented to any such action if you do not notify the Company in writing to the contrary within the first 75 days following any such event, and provided further that the Company shall have 30 days after receipt of such notice to cure such deficiency.

                  7. Confidential Information; Nonsolicitation. (a) You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Agreement). After termination of your employment with the Company you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement.

                  (b) Until the later of (i) the third anniversary of the Effective Date or (ii) one year following the termination of your employment for any reason, you shall not, directly or indirectly, (A) employ, contract with or enter into a business relationship with, or seek to employ, contract with or enter into a business relationship with any person who is, at the date of your termination, or was at any time within the six-month period preceding the date of your termination, an employee of the Company or any of its subsidiaries or affiliates, or a person or entity generally known as "talent" in the Company's industry (including, without limitation, authors, editors and illustrators) under contract to any such entity or having a business relationship therewith, or an agent representing any such employee or Talent (but only with respect to such employee or Talent), or otherwise cause or induce any such employee, Talent or agent (but only with respect to any such employee or Talent) to terminate his, her or its employment, contractual relationship or business relationship with the Company or such subsidiary or affiliate for the employment of, or the creation of a contractual or business relationship with, another person or company without, in either case, the prior written consent of the Board. Notwithstanding the foregoing, in the event that you are terminated without cause or resign for good reason during the term of this Agreement, as to Talent with whom you had a business relationship prior to your employment by the Company, this Section 8(b) shall be deemed to prohibit only intentional interference with the Company's contractual relationships and shall not be deemed to prohibit you from resuming or continuing your relationship with such authors and illustrators. Moreover, until the later of (i) the third anniversary of your Effective Date or (ii) one year following the termination of your employment, you shall not interfere, by any means whatsoever, with the relationships between the Company and its customers. This shall not be deemed to preclude your solicitation of such customers in the normal course of any subsequent employment, so long as such solicitation does not directly interfere in the Company's customer relationships. If this Section 8(b) shall for any reason be held to be excessively broad


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as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with applicable law.

                  8. Successors. (a) This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

                 (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  9. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws and with no presumption or construction against the party causing this Agreement to be drafted. Any claim or controversy arising out of or relating to this letter, or your employment agreement with the Company, or the breach of either, shall be settled by arbitration in New York City in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight express mail, addressed as follows:

                  If to the Executive:

                  Willa Perlman
                  68 Mercer Avenue
                  Hartsdale, New York    10530

                  After June 7. 1996:

                  Willa Perlman
                  4 Rainbow Ridge Drive
                  Livingston, New Jersey   07039

                  with a copy to:

                  The Law Offices of Barbara J. Shulman
                  432 Park Avenue South, Suite 203
                  New York, NY 10016

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                  If to the Company:

                  Golden Books Family Entertainment, Inc.
                  850 Third Avenue
                  New York, New York   10022
                  Attention:  General Counsel

                  with a copy to:

                  Willkie Farr & Gallagher
                  153 East 53rd Street
                  New York, NY 10022
                  Attn:  Laurence D. Weltman, Esq.

                  or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) You hereby represent to the Company that, except with respect to Section 6(b) of the agreement dated as of April 30, 1993 between you and Paramount Publishing, you have no agreement with Simon & Schuster or any affiliate thereof which would prevent you from reasonably performing services to the Company, or subject the Company to liability for hiring you.

                  (f) Your or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right you or the Company may have hereunder, including, without limitation, your right to terminate employment for good reason pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.


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                  If you agree that this Agreement establishes the provisions of your employment by the Company, please signify your acceptance by signing below and returning a copy to me.

                                Sincerely,

                                GOLDEN BOOKS FAMILY
                                ENTERTAINMENT, INC.



                                By: /s/ Richard E. Snyder
                                   ------------------------------------------
                                   Name:   Richard E. Snyder
                                   Title:  Chairman of the Board of Directors
                                           and Chief Executive Officer

Agreed to and Accepted
as of the date first
written above


/s/ Willa Perlman
- -------------------------------
    Willa Perlman